Exhibit 13(d)
                               PURCHASE AGREEMENT

        The Alger Fund (the "Fund"), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, and Fred Alger Management, Inc. ("Alger"), hereby agree as follows:

                1. The Fund hereby  offers Alger and Alger hereby  purchases one
        (1) share of beneficial interest of the Fund, par value $.001 per share (the "Share"), consisting of one (1) Share in the Alger Small Capitalization Portfolio, at a price of $10.00 per share. Alger hereby acknowledges receipt of the Share acquired in the Portfolio and the Fund hereby acknowledges receipt from Alger of $10.00 in full payment for the Share.

                2. Alger represents and warrant to the Fund that the Share is being acquired for investment purposes and not for the purpose of distribution.

                3. Alger agrees that if it redeems the Share before five years after the date of this Agreement, it will pay to the Fund an amount that is equal to the number resulting from multiplying the Fund's total unamortized organizational expenses allocable to the Portfolio by a fraction, the numerator of which is equal to the number of Shares of the Portfolio redeemed and the denominator of which is equal to the aggregate number of Shares of the Portfolio outstanding at the time of such redemption.

                4. The Fund represents that a copy of its Agreement and Declaration of Trust, dated March 10, 1986, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts.

                5. This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall be binding upon the assets and property of the Fund only and shall not be binding upon any Trustee, officer or shareholder of the Fund individually.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the _________ day of ________________, 1986.

                                 THE ALGER FUND

                                                    By: ____________________
                ATTEST:

                ________________________
                                                    FRED ALGER MANAGEMENT, INC.
                                                    By: ____________________
                ATTEST:

                 ________________________